Exhibit 99.1

Media Contact:                                Investor Contact:
Alice Ferreira, 203-578-2610                        Terry Mangan, 203-578-2318
acferreira@websterbank.com                        tmangan@websterbank.com

Webster Sets Date for Annual Shareholders Meeting

WATERBURY, Conn., February 14, 2019 - Webster Financial Corporation (NYSE: WBS), the holding company for Webster Bank, N.A. and its HSA Bank division, announced today that its board of directors has scheduled the corporation’s annual meeting of shareholders at 4:00 p.m. EDT, April 25, 2019 at the New Britain Museum of American Art, 56 Lexington Street, New Britain, Connecticut.

The record date for shareholders to vote at the meeting is February 28, 2019.

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About Webster
Webster Financial Corporation is the holding company for Webster Bank, National Association and its HSA Bank division. With $27.6 billion in assets, Webster provides business and consumer banking, mortgage, financial planning, trust, and investment services through 157 banking centers and 316 ATMs. Webster also provides mobile and online banking. Webster Bank owns the asset-based lending firm Webster Business Credit Corporation; the equipment finance firm Webster Capital Finance Corporation; and HSA Bank, a division of Webster Bank, which provides health savings account trustee and administrative services. Webster Bank is a member of the FDIC and an equal housing lender. For more information about Webster, including past press releases and the latest annual report, visit the Webster website at www.websterbank.com.